EXHIBIT 16.2



August 16, 2004


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Telesource International, Inc and, under the date of June 11, 2004, we reported on the consolidated financial statements of Telesource International, Inc as of and for the years ended December 31, 2003 and 2002. On July 28, 2004, we resigned. We have read Telesource International Inc.'s statements included under Item 4 of its Form 8K/A dated August 16, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Telesource International Inc.'s statements that the Audit Committee and management are in the process of remediating reportable conditions and the statements that the Company has not consulted with LJ Soldinger Associates, LLC during the last two fiscal years ended December 31, 2003, 2002 or during the subsequent interim period from January 1, 2004 through and including July 28, 2004, on either the application of accounting principles to a specific transaction, completed or proposed, the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any of the reportable events described above.


Very truly yours,

                                        /s/ KPMG LLP